Exhibit 99.1

Media Contact:
Bob Brand
Kimberly-Clark
+1.972.281.5335
bob.brand@kcc.com

Kimberly-Clark Appoints Michael Hsu President and Chief Operating Officer and Adds International Leaders to Senior Executive Team
DALLAS, Nov. 16, 2016 -- Kimberly-Clark Corporation (NYSE: KMB) today announced that Michael D. Hsu, currently group president North American Consumer Products, has been named to the role of president and chief operating officer (COO) and will join K-C’s board of directors, effective January 1, 2017.
The appointment of Hsu as president and COO is part of a long-term executive leadership development and succession planning process to ensure Kimberly-Clark’s continued success. Thomas J. Falk will remain chief executive officer and chairman of the board and continue to lead and manage K-C at the enterprise level.
Hsu will be accountable for the day-to-day operations of K-C’s business units, along with the company’s global innovation, marketing and supply chain functions. Hsu and the company’s finance, legal and human resources functions will report to Falk.
"Mike is an outstanding leader with a passion for our business. He has a long track record of building great teams and delivering strong results at K-C and elsewhere in the consumer packaged goods industry,” said Falk. “I’m excited to work closely with Mike in his new role as we continue to execute our long-range Global Business Plan.”
K-C is also evolving its organization structure to recognize the scale and importance of its international businesses. Accordingly, K-C’s three regional businesses in Asia-Pacific, Latin America, and Europe, the Middle East and Africa, as well as K-C North America and K-C Professional, will report directly to Hsu. Elane Stock, group president of K-C International, has announced her intention to pursue opportunities outside of K-C, and the company wishes her continued success. The company expects to name a new group president of North American Consumer Products in the near future.
“I’m excited to continue to work with Tom, the senior executive team and employees throughout Kimberly-Clark to deliver long-term shareholder value as we lead the world in providing essentials for a better life,” said Hsu.
Hsu joined Kimberly-Clark in November 2012 and currently oversees the company’s nearly $8 billion North American Personal Care and Consumer Tissue businesses. Since joining K-C, he has reinvigorated the North American business, delivering excellent financial performance, improved market shares and strong innovation, marketing and sales execution.

Exhibit 99.1

Prior to joining K-C, Hsu was executive vice president and chief commercial officer at Kraft Foods. Before Kraft, he spent six years at H.J. Heinz, holding the positions of vice president, marketing for Ore-Ida and Frozen Meals, and later as president for Foodservice. He launched his career in the consumer products industry as a consultant with Booz Allen & Hamilton, where he rose to partner in the firm’s consumer practice.
He holds a bachelor's degree from Carnegie-Mellon University and an MBA from the University of Chicago. He and his wife will relocate to Dallas.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C's brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in 80 countries. To keep up with the latest K-C news and to learn more about the Company's 144-year history of innovation, visit www.kimberly-clark.com or follow us on Facebook or Twitter.

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